EXHIBIT A

IDENTIFICATION OF SUBSIDIARY(IES)

ITEM 7.	Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company:

        Firstar Bank, National Association                         BK

        Mercantile Trust Company, N.A.                             BK

        Firstar Investment Research & Management Co., LLC          IA

        Mississippi Valley Advisors                                IA